Exhibit 10.1

[***] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(B)(10). SUCH EXCLUDED INFORMATION IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Butte Energy Inc.
3123 – 595 Burrard Street

Vancouver, BC, V7X 1J1

CONFIDENTIAL

August 30, 2024

Golden Minerals Company
350 Indiana St., Suite 650,
Golden, Colorado, 80401

Dear Sirs:

Re:

Acquisition of 100% of the issued and outstanding shares of Silex Argentina S.A ("Silex"), a wholly-owned subsidiary of Golden Minerals Company (“AUMN”) and the owner of the El Quevar mineral exploration and development project in the province of Salta, Argentina (as more fully described herein).

This Letter Agreement ("Letter Agreement") sets out our mutual understanding of the basic terms and conditions upon which Butte Energy Inc. ("Butte") intends to move forward with the acquisition (the "Transaction") by Butte of the El Quevar Project via purchase of 100% of the issued and outstanding shares of Silex.

It is understood that Silex is the sole owner of the El Quevar Project, and that AUMN is the sole beneficial shareholder of Silex.

The acceptance of this Letter Agreement will be followed by the good faith negotiation of a definitive share purchase agreement by Butte and AUMN (as defined below, the “Acquisition Agreement”) that the parties are to sign by no later than September 30, 2024 setting forth the detailed terms of the Transaction, including the basic understandings set out in this Letter Agreement and such other terms, conditions, representations and warranties as are customary for transactions of the nature and magnitude contemplated herein and as may be negotiated by the parties.  This Letter Agreement is intended to be binding on the parties pending negotiation of the definitive Acquisition Agreement (which definitive Acquisition Agreement will supersede and replace this Letter Agreement), and will terminate in accordance with the provisions set forth below under “Termination”, provided, however, that the provisions set forth below under “Consideration and Payment Terms”, “Exclusivity”, “Taxes”, “Expenses and Professional Fees”, “Termination”, “Effect of Termination”, and “Governing Law” shall survive the termination of this Letter Agreement.

Acquiror:	Butte or a wholly-owned subsidiary of Butte (in either case, the "Acquiror" or "Butte ").

Silex and the El Quevar Project:

Silex is a wholly owned subsidiary of AUMN.  Silex owns and operates the El Quevar project, as more fully described in the attached Annex 1 which comprises 31 mineral concessions, permits, and all assets related to the operation and administration thereof (the “El Quevar Project”). Butte agrees that prior to the completion of the Transaction, Golden and/or Silex shall be entitled to transfer the shares and/or assets of the subsidiaries of Silex that do not have any interest in the El Quevar Project to such person(s) as Golden or Silex may determine to be appropriate (the “Subsidiary Transfer”).

(a)
(the “Initial Deposit”) payable to Golden (or as it may otherwise direct in writing) on or within one (1) business day of the date of this Letter Agreement;
(b)
Second Deposit”) payable to Golden (or as it may otherwise direct in writing) upon execution of the Acquisition Agreement; and
(c)
in writing) upon closing of the Transaction.

Consideration and Payment Terms:

The purchase price for the acquisition of 100% of the outstanding shares of Silex is US$3,500,000, payable all in cash as follows:

(d)
US$500,000 as a non-refundable deposit (the “Initial Deposit”) payable to Golden (or as it may otherwise direct in writing) on or within one (1) business day of the date of this Letter Agreement;
(e)
US$500,000 (the “Second Deposit”) payable to Golden (or as it may otherwise direct in writing) upon execution of the Acquisition Agreement; and
(f)
US$2,500,000 payable to Golden (or as it may otherwise direct in writing) upon closing of the Transaction.

Exclusivity:

Golden and Silex shall grant Butte exclusivity commencing upon the date of execution of this Letter Agreement  up until the earlier of (i) 21 days from such date of execution of this Letter Agreement and (ii) execution of the Acquisition Agreement (the “Exclusivity Period”). During the Exclusivity Period, Golden and Silex will not, directly or indirectly, through any officer, director, agent, affiliate, employee, advisor or otherwise: (i) solicit or initiate the submission of any proposal (other than the transactions contemplated herein) or offer from any person, group or entity relating to any acquisition of Silex and/or the El Quevar Project, or other similar transaction or business combination involving the business of Silex and/or the El Quevar Project, or (ii) participate in any negotiations or discussions regarding or furnish to any other person, group or entity any information with respect to, or otherwise cooperate in any way with or facilitate, any effort or attempt by any other person, group or entity to do or seek such acquisition or other transaction.

Butte shall have the option, if mutually agreed with Golden, to extend the expiration of the Exclusivity Period by notifying Golden in writing of same, to the earlier of September 30, 2024 or execution of the Acquisition Agreement.

For greater certainty, Butte agrees that the foregoing provisions shall not restrict or prohibit the Subsidiary Transfer or Golden pursuing any transaction, including any business combination, merger, arrangement, amalgamation, consolidation or sale of all or substantially all assets, involving Golden and/or its affiliates and/or their respect assets other than Silex and the El Quevar Project.

Conditions:

Closing of the transactions contemplated herein will be subject to a number of conditions, including:

(a)
Completion of due diligence review by Butte of the El Quevar Project and Silex, satisfactory to Butte acting reasonably;
(b)
Payment of the Initial Deposit, the Second Deposit, and payment of the final $2.5 million tranche of the purchase price;
(c)
the execution of the Acquisition Agreement by Butte, Silex and Golden on or prior to September 30, 2024;
(d)
closing of the Transaction on or prior to October 31, 2024;
(e)
receipt of regulatory (including TSX Venture Exchange “TSXV”) approvals, which approvals require the delivery of:
(A)
a technical report on the El Quevar Project, compliant with National Instrument 43-101 and in a form acceptable to the TSXV, provided that to the extent Golden’s existing technical report for the El Quevar Project is not acceptable to the TSXV, the costs of any update thereto shall be borne solely by Butte;
(B)
a title opinion regarding the El Quevar Project in a form acceptable to the TSXV, which Butte will be responsible for commissioning and paying the costs thereof; and
(C)
audited financial statements of Silex, in a form acceptable to the TSXV, provided that to the extent the existing audited financial statements of Silex are not acceptable to the TSXV, the costs of any update thereto or re-audit thereof shall be borne solely by Butte;

(f)
the El Quevar Project and the Silex shares being free and clear of all liens, charges and encumbrances, contingent or otherwise;
(g)
receipt of board approvals from each of Butte and Golden, and if required, approval of Butte’s shareholders (which Butte covenants to obtain by way of a written consent resolution that is acceptable to the TSXV and Golden (acting reasonably)) ;
(h)
receipt of all required approvals and consents, including third party and governmental approvals and consents for the indirect transfer of the El Quevar Project to Butte through Butte’s acquisition of 100% of the shares of Silex; and
(i)
completion of all required formalities for the transfer of Silex shares to the Acquiror and registrations required in accordance with Argentinian laws.

Representations, Warranties and Covenants:

Each of Butte and Silex (and Golden solely with respect to representations as to its ownership of the shares of Silex) will provide customary representations, warranties and covenants, including, without limitation, with respect to conducting its business in the ordinary course between signing of the Acquisition Agreement and closing of the Transaction, and using reasonable commercial efforts to complete the Transaction.

Taxes:	Any and all filing fees and/or taxes relating or applicable to or incurred in connection with the Transaction and/or the transfer of the shares of Silex to Butte shall be borne by Butte.
Expenses and Professional Fees:

Except as otherwise expressly provided in this Letter Agreement, each of Butte on the one hand, and Silex and Golden on the other,  will be responsible for its own fees, costs and expenses incurred in connection with its evaluation and pursuit of the Transaction.

Access to Information:

Until closing of the Transaction or the termination of this Letter Agreement, Golden and Silex will provide Butte, on a timely basis, all due diligence information relating to the El Quevar Project and Silex that are within the possession or control of Golden or Silex as requested by Butte (including access to management, experts and advisers as necessary).

Termination

This Letter Agreement shall terminate (the "Termination Date") on the earliest of the following events occurs:

a.	written agreement of Butte and Golden to terminate this Letter Agreement;
b.	the date the parties enter into the Acquisition Agreement;
c.	by written notice of either Butte or Golden to the other party if the Acquisition Agreement is not entered into on or prior to September 30, 2024;
d.	by written notice of either Butte or Golden to the other party if the Transaction has not closed on or prior to October 31, 2024; or
e.	by written notice of either Butte or Golden to the other party if the other party is in breach of any of the provisions of this Letter Agreement and such breach has not been cured by the breaching party within five days’ after receipt of notice of such breach from the non-breaching party.

Effect of Termination

If this Letter Agreement is terminated prior to the closing of the Transaction pursuant to c., d. or e. above other than as a result of Butte not satisfying or fulfilling any condition to the closing that is within its control to satisfy or fulfill and provided that Butte is not in breach of any of the provisions contained in this Letter Agreement, Golden shall promptly, and in any event no later than 30 days from the date of termination, refund the Second Deposit (if and to the extent the Second Deposit has been received by Golden) to Butte, without interest or penalty. In no circumstances will Golden be required or obligated to refund or repay the Initial Deposit to Butte.

Notices

Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if (i) delivered personally, (ii) sent prepaid courier service, or (iii) sent by email addressed as follows:

in the case of notice to Butte:

Suite 3123 – 595 Burrard Street Vancouver, British Columbia V7X 1J1 Attention: Geir Liland, Chief Executive Officer TEL: [***] Email: [***]

in the case of notice to Golden and Silex:

Golden Minerals Company 350 Indiana St., Suite 650, Golden, Colorado, 80401 Attention: Pablo Castaños TEL : [***] Email: [***]

Any notice, designation, communication, request, demand or other document given or sent or delivered as aforesaid shall:

a.	if delivered as aforesaid, be deemed to have been given, sent, delivered and received on the date of delivery;
b.	if sent by email, be deemed to have been received on the business day of the sending if sent during normal business hours (otherwise on the following business day).

Governing Law

This Letter Agreement, the Acquisition Agreement and other agreements contemplated herein and therein, if entered into, shall be governed in all respects, including validity, interpretation and effect, by laws of the Province of British Columbia and the federal laws of Canada applicable therein, without giving effect to the principles of conflicts of laws thereof.

Miscellaneous

No assignment of this Letter Agreement will be permitted without the prior written consent of the other parties.

This Letter Agreement may be executed in counterparts and evidenced by electronic copy thereof and all such counterparts or facsimile or electronic counterparts shall constitute one document.

If the terms of this Letter Agreement are acceptable, please communicate your acceptance by executing the duplicate copy hereof in the appropriate space below and returning such executed copy to us, prior to 5:00 pm (Vancouver time) on August 30, 2024 at the address set out above.

Yours very truly,

BUTTE ENERGY INC.

Per:/s/ Geir Liland
Name: Geir Liland
Title: Chief Executive Officer

THE TERMS OF THIS LETTER AGREEMENT are hereby accepted as of the 30th day of August, 2024.

GOLDEN MINERALS COMPANY

Per:/s/ Pablo Castaños
Name: Pablo Castaños
Title: Chief Executive Officer